Exhibit 16.1

July 16, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 16, 2013, of Astro-Med, Inc. and are in agreement with the statements contained in the first through third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

s/Ernst & Young, LLP

Boston, Massachusetts